EXHIBIT 11
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               THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE

                             September 30, 1997

                                 (Unaudited)

                    (In thousands, except per share data)
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                                        Three months ended  Nine months ended
                                        September 30,       September 30,

                                        1996      1997      1996      1997

Income per common and
common equivalent share:
 Income before extraordinary item    $  7,418     9,810     20,395    28,751
 Net Income                          $  7,418     9,810     18,914    27,878

 Weighted average number of
  common and common equivalent
  shares outstanding                    27,606    32,823    27,506    32,172
 Income before extraordinary item
  per common and common equivalent
  share                              $    .27       .30       .74       .89

 Net income per common and common
  equivalent share                   $    .27       .30       .69       .87

Income per common and common
equivalent share assuming
full dilution:
 Income before extraordinary item    $    7,418     9,810     20,395    28,751

 Net income                               7,418     9,810     18,914    27,878
 Adjustments to income:
 Interest expense and amortization
  of debt issuance costs relating
  to convertible debt, net of tax         982       687       2,973     2,427
 Adjusted net income                 $    8,400     10,497    21,887    30,305

 Weighted average number of common
  and common equivalent shares
  outstanding                             27,798    32,848    27,772    32,512
 Convertible debt shares                  4,976     4,168     4,976     4,320
 Adjusted shares                          32,774    37,016    32,748    36,832

Income before extraordinary item
per common share assuming full
dilution                             $    .26       .28       .71       .85

Net income per common share
assuming full dilution               $    .26       .28       .67       .82
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